Exhibit 10(a)

Eastern Bank

November 3, 2003

International Electronics, Inc.

427 Turnpike Street

Canton, Massachusetts 02021

Attn: John Waldstein, President and Treasurer

Gentlemen:

Reference is made to our Demand Loan and Security Agreement Accounts Receivable and Inventory dated February 28, 1997, together with all amendments and additions thereto (hereinafter called the “Agreement”). Notwithstanding the provisions of the Agreement, it is agreed, effective immediately, that the Agreement shall be amended as follows:

1. Sections 14(a) and 14(b) of the Agreement are hereby stricken in their entirety and the following new Sections 14(a) and 14(b) substituted therefore:

“(a) (Debt to Worth) permit the aggregate amount of its indebtedness to be more than one (1) time the amount of its tangible net worth on the last day of any fiscal year beginning with the fiscal year ending August 31, 2004;

(b) (Current Ratio) permit its ratio of current assets to current liabilities to be less than 2 to 1 on the last day of any fiscal year of Borrower,”

2. Section 14(f) of the Agreement is hereby stricken in its entirety and the following new Section 14(f) substituted therefor;

“(f) (Dividends) pay any dividends on or make any distribution on account of (except, if Borrower is a Subchapter S corporation, consistent with paragraph (c) above) any class of Borrower’s capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock; notwithstanding the foregoing, if Borrower has a net income in excess of One Hundred Thousand ($100,000.00) Dollars, determined as of the last day of any fiscal year, determined in accordance with generally accepted accounting principles, the Borrower may, in the next succeeding fiscal year, declare dividends, redeem, purchase or otherwise acquire Borrower’s capital stock, provided (i) the aggregate of any such dividends and/or redemptions does not exceed the sum of Five Hundred Thousand ($500,000.00) Dollars in any fiscal year; (ii) the aggregate of any such dividends and/or redemptions does not exceed three (3) times the amount of Borrower’s net after tax income for the prior fiscal year; and (iii) immediately after giving effect to any such dividends and/or redemptions, the Borrower is in compliance with the financial covenants set forth in Sections 14(a) and 14(b) above.

The foregoing notwithstanding, during the fiscal year ending August 31, 2004, Borrower may declare and pay dividends to its shareholders in an amount not exceeding five ($.05) cents per share per quarter.”

3. Section 14(m) of the Agreement is hereby stricken in its entirety and the following new Section 14(m) substituted therefore:

“(m) (Minimum Net Earnings) (i) permit the net tax after earnings of Borrower for any year ending on or after August 31, 2004 to be less than Ten Thousand ($10,000.00) Dollars; and (ii) permit the net after tax earnings of Borrower for each six (6) month period ending on or after August 31, 2003, and on the last day of February in each year thereafter, to be less than One ($1.00) Dollar.”

Kindly note that the alterations contained herein do not in any way alter, release or change any other sections contained in the Agreement.

Please acknowledge your agreement to the foregoing by signing the enclosed copy of this letter and returning the same to the undersigned.

Very truly yours,

EASTERN BANK

By:	/s/ Alan Roberts

Alan Roberts, Vice President

ACCEPTED:

INTERNATIONAL ELECTRONICS, INC.

By:	/s/ John Waldstein

John Waldstein, President and Treasurer